                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                              U.S. WEST HOMES, INC.
                       F.K.A. SENIOR CARE INDUSTRIES, INC. (Exact Name of
             Registrant as Specified in Its Charter)

          NEVADA                                                 68-0221599
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
          (Address of Principal Executive Offices, Including Zip Code)
                              --------------------

                   Various Consulting and Employment Agreements
                            (Full Title of the Plan)
                              --------------------

                         Resident Agents of Nevada, Inc.
                          711 S. Carson Street, Suite 4
                              Carson City, NV 89701
                                 (775) 882-4641

           (Name, Address, and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title of Securities     Amount to be  Proposed Maximum  Proposed   Amount
to be Registered        Registered    Offering Price    maximum    of
                                      per share      aggregate  Registration
                                                        Offering   Fee
                                                        Price
-------------------     -----------  -------------    -----------  -----------
Common Stock,
par value $0.001        573,825,733(1)  $.003(2)       $1,721,477   $ 139.27 *
-------------------     -----------  -------------    -----------  -----------

         (1) Represents shares of Common Stock available for issuance and resale pursuant to awards granted or to be granted pursuant to various agreements.

         (2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the average high and low prices for the registrant's common stock as quoted on the over-the-counter bulletin board on April 21, 2003.

*previously paid

                                EXPLANATORY NOTE

This Post-Effective Amendment No.1 is being filed for the purpose of including a Re-offer prospectus in the registration statement. This re-offer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3 and may be used for re-offerings and re-sales on a continuous or delayed basis in the future of up to 6,174,267 "control securities" issued pursuant to the employment agreement with Mervyn Phelan, Sr., the Registrant's CEO and Chairman.

                               REOFFER PROSPECTUS
                                6,174,267 Shares

                              U.S. WEST HOMES, INC.

                                  Common Stock

         This prospectus relates to the offer and sale of 6,174,267 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

         Our common stock currently trades on the OTC Bulletin Board under the symbol "USWH.OB." On April 21, 2003, the last reported sale price of the common stock on the OTC was $0.003 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS, AND INVESTORS SHOULD NOT BUY THESE SHARES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS APRIL 29, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY...........................................................1

RISK FACTORS.................................................................3

USE OF PROCEEDS.............................................................13

SELLING STOCKHOLDERS........................................................13

PLAN OF DISTRIBUTION........................................................14

INDEMNIFICATION.............................................................14

LEGAL MATTERS...............................................................18

EXPERTS.....................................................................18

WHERE YOU CAN FIND MORE INFORMATION.........................................18

INCORPORATED DOCUMENTS BY REFERENCE.........................................19

            --------------------------------------------------------

                           *FORWARD-LOOKING STATEMENTS

         Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our research and development plans, our prospective products or product approvals, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

         Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the availability of necessary funds and our ability to raise capital when needed and on reasonable terms, or at all; the market success of our products and services; developing or contracting for the necessary manufacturing processes; gaining necessary regulatory approvals and the impact of competition and technological advances on our products and services.

         We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the Securities and Exchange Commission including our annual reports on Form 10-KSB. Our filings list various important factors that could cause actual results to differ materially from expected results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

PROSPECTUS SUMMARY

OUR COMPANY

U.S. West Homes, Inc. ("U.S. West Homes" or the "Company") was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("Golden Chest"). During 1998 and through April 1999, the Company was inactive.

On August 26, 1999, Golden Chest reincorporated in Nevada changed its name to Senior Care Industries, Inc. to better reflect its intended business of housing for senior citizens, then later again changed the name to U.S. West Homes during 2002.

On August 31, 1999, the Company completed the purchase of various assets, and assumed related mortgage liabilities from various, then, unrelated parties. East-West Community Developer, Inc. previously acquired rights to the properties and assigned their rights to U.S. West Homes. No one shareholder controlled the corporation after the acquisition. Management acquired undeveloped land, acquired partially-developed commercial real estate projects, and an equity interest in certain land held for development in an effort to begin or complete development, and ultimately, generate rents from leasing arrangements or sell the assets for a profit.

On May 1, 2000, the Company acquired all the common stock of Noble Concepts Fidelity, Inc. ("Noble"), a manufacturer of wood furniture and cabinets in San Diego, California . Management acquired Noble to improve its operations and generate cash flows, and to enable the Company to manufacture cabinets and improvements for its senior housing and development projects.

On April 30, 2001, the Company, through its Mexican subsidiary, Senior Care International, S.A. de C.V. purchased contracts for deed relative to four parcels of real property located in Baja California in Mexico for a total purchase price of $70,229,000 less certain debts which brought the adjusted purchased price down to $32,472,000. The properties represented by the contracts for deed included an uncompleted shopping center, ocean front land suitable for development for a hotel in Rosarito Beach, 650 acres of raw land adjacent to the Bajamar Golf & Country Club in Ensenada, an unfinished condominium complex south of Rosarito Beach and 16 acres of ocean front land inside of the Bajamar Golf & Country Club suitable for development of a time share project. The Company paid 1,050,000 shares of Series F convertible preferred stock for these contracts. The stock converts into common stock over a period of six years with the first conversion date being on April 1, 2003. Subsequently, in 2002, the stock in our Mexican corporation was sold to a Mexican group and the Company accepted promissory notes which are equal to our purchase price payable over a period of four years from the sale date.

During early 2003, management discovered that two of the contracts which had been sold were likely unenforceable and were informed by the Mexican group that they had no intention of attempting to obtain title to the properties represented by those contracts. Management agreed to forgive the promissory notes to the Mexican group for the unfinished condominium complex and the ocean front land inside of the Bajamar Golf & Country Club zoned for time shares and has impaired the value of those assets on its financial statements for the year ended December 31, 2002.

U.S. West Homes reports the following entities that originally acquired real estate assets as subsidiaries of the Company:

Flamingo 55, Inc. purchased a land tract and site entitlements to develop and sell 55 senior town homes in Las Vegas, Nevada. To date no significant development activities have started because management requires construction financing. The property is currently listed for sale.

S.R.I. SFR, Inc. purchased a land tract and site improvements to build 223 homes in San Jacinto, California known as The Cottages at San Jacinto. Construction has not yet begun.

Evergreen Manor II, LLC is the owner, developer and seller of senior condominiums in Los Angeles, California. Project development was completed in late 2000, with sales of units in 2001 and continuing in 2002. This entity is currently in Chapter 11 Bankruptcy.

Signature Properties, Inc. is the owner of the land tract and site entitlements to build senior apartment units in Albuquerque, New Mexico. This property is in foreclosure.

Mantis Investments, Inc., formed in November 2001, acquired a 750-acre, land tract and a 48-pad mobile home park near Oasis, Nevada.

Management approved the formation of limited partnerships during 2002 that will develop Flamingo 55 and The Cottages at San Jacinto as subsidiaries of U.S. West Homes. This resulted in the transfer of the real estate into those new partnership entities in order to facilitate the development of those properties.

On February 28, 2003, the shareholders approved an increase of the authorized shares of all classes of stock to 5.5 billion shares, $0.001 par value per shares.

US West's executive offices are located at 410 Broadway, 2nd Floor, Laguna Beach, California 92651, and its telephone number is (949) 376-3125.

                                  THE OFFERING

         This offering relates to the offer and sale of 6,174,267 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

         The shares which the selling stockholders are offering are already issued and outstanding and the resale of these shares by the selling stockholder will not affect the total number of outstanding shares.

Common stock outstanding before and after the offering.............. 976,842,367

OTC Bulletin Board symbol for common stock..........................."USWH"

                                  RISK FACTORS

         This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

U.S. West Homes has a history of operating losses and may continue to suffer losses in the future.
-------------------------------------------------

         U.S. West Homes has historically operated at a loss and will continue to suffer losses into the future. Losses for the year ended December 31, 2001 totaled $21,092,000 before taking into consideration an extraordinary gain of $676,000 from the sale of property which reduced the total loss to $20,416,000. For the year ended December 31, 2002 the loss was $30,888,000. These reported losses were in the Annual Report filed on Form 10-KSB on April 15, 2003.

         The net loss on continuing operations for the year ended December 31, 2001 was $1.59 per share based upon a weighted average of 12,290,862 common shares outstanding, both basic and diluted before taking into consideration an extra-ordinary loss of $0.08 per share from the sale of property which increased the loss per share to $1.67. The net loss on continuing operations for the year ended December 31, 2002 was $.34 per share, based upon a weighted average of 92,888,776 common shares outstanding, both basic and diluted before taking into consideration an extra-ordinary gain from the sale of property which reduced the loss to $.33 per share, basic and diluted.

U.S. West Homes has only been in business for a short time and historically, has not generated substantial income, which may be necessary to support its future operations.
----------------------------------------------------------

         U.S. West Homes was a development stage company until the third quarter of 1999 when it actually commenced operations after the purchase of a group of assets from East West Community Developer, some of which were in the construction stage of development. At that time, the Company had little income other than from rents it realized from its office building in Laguna Beach, California, from a strip mall in Nevada and from a partially completed complex in Nevada. At that time, income from the sale of condominiums which were under construction at the beginning of the year 2000 was at least ten months away. The Noble Furniture acquisition, which became effective on April 28, 2000, gave the Company a regular income stream from furniture sales that did not depend on whether it had real estate sales from condominiums or other development projects.

         U.S. West Homes is dependent upon its income stream from furniture manufacturing and from condominium sales from its Evergreen Manor II project. U.S. West Homes started actually selling condominiums during the second quarter of 2001 at its Evergreen Manor II project in Los Angeles, California. Once that income stream is completed, it is unlikely that there will be any further income from real estate development sales for at least one year. The reason for this is because U.S. West Homes has not yet commenced construction on its three planned projects, because U.S. West Homes has not yet obtained construction financing, which may not be available.

U.S. West Homes can only continue as a going concern as long as it has revenues and net income or can obtain financing, which may not be available on favorable terms, if at all
--------------------------------------------------------------------------------

         U.S. West Homes must continue to build new homes, townhouses and condominiums in order to continue its cash flow from operations. This is because the income from furniture manufacturing has been flat over the last two years. Presently, we are receiving income from the sale of condominiums at Evergreen Manor II but those are selling out. There are presently only 13 units left to be sold. After those sales are concluded, there will be no further projects coming on board for sale for at least the next several months. To actually build projects, U.S. West Homes must obtain construction financing. There is no assurance that construction financing will always be available or that U.S. West Homes will be able to obtain it on favorable terms which management is willing to accept

U.S. West Homes has a continuous need for additional capital which may not be readily available.
-----------------------------------------------------------------------------

Our greatest requirement for cash during the next two years will be the need for cash for real estate development projects and office overhead to sustain the Company as a public entity. Monthly cash requirements are approximately $125,000 or $1,500,000 annually. U.S. West Homes already has a credit line for Noble Furniture from Celtic Capital which we believe will meet our manufacturing requirements for the immediate future.

Also, U.S. West Homes has an equity line with Richfield Financial, a company which is owned by a syndicate of 35 investors. The managing member of the limited liability company is Mervyn A. Phelan, Jr., trustee of the Aliso Circle Irrevocable Trust. Mr. Phelan is the son of U.S. West Homes's chairman and Chief Executive Officer. As of December 31, 2002, U.S. West Homes had taken a total of $3,338,000 against that credit line. The Company has the ability to borrow up to a maximum of $5,000,000. At December 31, 2003, the Company had $1,662,000 available under the credit facility. Richfield has given notice to management that it will continue to support the cash needs of the Company and will, if necessary, increase the credit line. Management has received confirmation from Mervyn A. Phelan, Jr. in the form of bank deposit confirmations that Richfield Financial has cash and liquid securities on hand and available for the immediate use of U.S. West Homes totaling $1,500,000.

The Company will need to refinance the land loans which it has on the San Jacinto property as well as the Flamingo 55 property within the next few months. That is because the San Jacinto land loan is already due and the Flamingo land loan comes due in June, 2003. This will require the Company to obtain financing of at least $5,280,000 in order to pay those loans. As of the date of this Annual Report, U.S. West Homes has not accepted any commitment to refinance these loans. If U.S. West Homes does not accept find new loans soon or is unable to find a loan that Acceptable to the Company or is unable to obtain new loans at all, this would seriously impact U.S. West Homes's ability to complete these planned projects and could result in foreclosure. However, management believes that if it became impossible to find such financing, U.S. West Homes could sell the projects to others before foreclosure could be completed due to the enhancements to the value of those projects which U.S. West Homes has already completed such as the recording of a plot map, completion of engineering and plan approvals.

Management listed the Flamingo 55 property for sale early in 2003 for $1,450,000 and recently received an offer from a qualified buyer for $1,300,000 which, if accepted would bring approximately $500,000 of cash to the Company and would result in reducing additional borrowings from Richfield Financial.

Presently, Management is working diligently to attempt to obtain construction financing on projects already under way. Once construction on the San Jacinto and Flamingo projects has actually commenced, we will again look at purchasing additional projects for development.

We do this by attempting to purchase land in exchange for stock, either common or preferred or, in certain circumstances, a combination of both. In these instances there may be no requirement for cash other than for entitlements which may need to be done either prior to the taking of title or after we secure title. When there is a need for cash, then we anticipate raising that cash by the formation of a limited partnership where the limited partners will receive an equity participation in the ownership of the project in exchange for cash. U.S. West Homes or its subsidiary acts as the general partner in these transactions and would normally hold a controlling interest in the partnership. Monies invested in these partnerships is used for the purchase of land and securing of entitlements when necessary.

Once the land has been purchased and all entitlements obtained, the money for construction generally will come from construction loans which U.S. West Homes will obtain directly from bank lenders or other institutions.

The promissory notes totaling $1,596,000 in connection with the Evergreen condominium development were due and payable in full in February, 2002. The lenders have agreed to allow Evergreen to pay these notes in an orderly manner as the units are sold. Evergreen is presently under the aegis of the Bankruptcy Court and the creditors have not taken any action which would jeopardize the interest which U.S. West Homes has in that asset.
The second loan of the Flamingo 55 property in Las Vegas is also delinquent in the amount of $53,000. The lender is presently in bankruptcy in Nevada and U.S. West has been negotiating with the bankruptcy trustee in that case to settle the payment of this loan by payment in full. U.S. West Homes does have the ability to pay this loan if and when the bankruptcy trustee determines to accept a negotiated payment amount. The Company believes that the bankruptcy trustee has no intention of commencing foreclosure proceedings to enforce collection of the note. The reason for this belief is that the bankruptcy trustee may not have the right to foreclose this loan due to complex legal problems which exist in connection with the bankrupt estate of the lender. However, if U.S. West Homes determined that it wished to pay the note in full, it believes that it could do so by tendering the amount due to whomever is entitled to the funds.

The loan due in the amount of $2,109,000 on the San Jacinto project was also due in August, 2002. Another loan in the amount of $551,000 with respect to that property which was also due was paid in December, 2002 by Richfield Financial and that entity now holds this note. This note is still in default but no request for payoff has been made. The holder of the first loan of $2,109,000 has taken no action to foreclose his loan, has continued to accept monthly interest payments and has been closely monitoring the progress of the Company as it moves to begin building the project. Also, negotiations have commenced to extend the loan and build into it release provisions which would allow lots to be sold as homes are built and pay off the loan in increments as the homes are sold.

Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties, from profits in our manufacturing facility, investment funds received from limited partnerships and further borrowings against credit lines which we already have available to us. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and savings institutions to continue construction projects and real estate development projects.

U.S. West Homes has its real estate property mortgaged and some of those loans are delinquent, which may impair the company's ability to move forward with its intended operations.
------------------------------------------------------------------------------

         As of December 31, 2002, the Company reported real estate inventory of $3,038,000, real estate held for development with a value of $28,418,000 and construction in progress of $1,614,000. The mortgage debt on these properties totaled $4,781,000 or mortgage debt was 14% of the value of the Company's real estate assets.

         If U.S. West Homes is not able to find the necessary money to pay off these loans this would seriously impact U.S. West Homes' ability to complete its planned projects. However, management believes that if it became impossible to find such financing, management believes that it could sell the projects to others in order to protect its interest from a foreclosure as noted above.

U.S. West Homes real estate developments may not be successful due to factors which may be beyond management's control
-------------------------------------------------------------------------------

         As part of its business strategy during the next few years, U.S. West Homes plans to develop a number of resort, commercial and residential properties. U.S. West Homes's ability to achieve its development potential will depend upon a variety of factors, many of which are beyond managements' control. The successful development of additional properties involves a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Development schedules may be changed by the Company in order to accommodate requirements of staffing of new projects and to allow a phase-in of start-up losses inherent in the marketing and lease-up of new facilities. Certain construction risks are beyond the Company's control, including strikes, adverse weather, natural disasters, supply of materials and labor, and other unknown contingencies which could cause the cost of construction to exceed estimates. If construction is not commenced or completed, or if there are unpaid subcontractors or suppliers, or if required occupancy permits are not issued in a timely manner, cash flow could be significantly reduced. In addition, any property in construction carries with it its own risks such as construction defects, cost overruns, adverse weather conditions, the discovery of geological or environmental hazards on the property and changes in zoning restrictions or the method of applying such zoning restrictions. The nature of licenses and approvals necessary for development and construction, and the timing and likelihood for obtaining them vary widely from country to country, state to state, and from community to community within a state.

As a result of all of these factors, U.S. West Homes may not realize the profit potential it originally anticipated.

Governmental regulations and environmental regulation could affect U.S. West Homes' ability to start or finish its construction projects
--------------------------------------------------------------------------------

         U.S. West Homes and its subcontractors must comply with various federal, state and local ordinances, rules and regulations concerning zoning, building design, construction and similar matters. The operations of the company are affected by various federal, state and local environmental laws, ordinances and regulations, including regulations pertaining to availability of water, municipal sewage treatment capacity, land use, protection of endangered species, population density and preservation of the natural terrain and coastlines. These and other requirements could become more restrictive in the future, resulting in additional time and expense to obtain approvals for development.

         U.S. West Homes holds promissory notes which it received from a Mexican entity that is developing property in Mexico and the collectability of those notes may depend upon the ability of the Mexican entity to develop properties which may have restrictions and environmental regulations that would be different from those we know in the United States

         U.S. West Homes sold Senior Care International which holds contracts for deeds to property in Baja California. The corporation who purchased the stock in Senior Care International intends to develop the properties located there. We expect that there will be considerable governmental regulation and there may be environmental impact regulations which are considerably different from those with which we are familiar in the United States. To comply with these requirements may add costs to our developments since we will be required to retain Mexican personnel who are familiar with these regulations. Our present management staff has no expertise in Mexican governmental regulation. This fact could severely impact U.S. West Homes' ability to complete the projects in Baja California and could substantially add to the cost of developing those projects.

Mexico has its own currency which may result in an unfavorable currency exchange when U.S. West Homes exchanges dollars for pesos or pesos for dollars
--------------------------------------------------------------------------------

         Our foreign operations are also subject to exchange rate fluctuations, which could affect the U.S. West Homes's financial statements and the payment on the Mexican promissory notes. Even though the Mexican Peso is currently pegged to the United States Dollar and changes only when the U.S. Dollar changes thus reducing the impact of fluctuations between the United States and Mexico, this pegging of one currency to the other has not always been the case over the last several years, and as a result, there is no guarantee that the relationship between the currencies will remain the same as is currently the case. U.S. West Homes has based its anticipated operations in Mexico on the current relationship between the currencies and has not taken other factors into consideration which could result in the Mexican currency being devalued as opposed to the U.S. Dollar.

There is no assurance that U.S. West Homes will be able to identify new projects or find new land to develop at a price that is reasonable
--------------------------------------------------------------------------------

         From time to time, if our resources allow, we intend to explore the acquisition of additional properties which fit into U.S. West Homes' goal of becoming a major developer of senior homes, condominiums and townhouses in our market area which is in the Southwestern United States. There can be no assurance that we will be able to identify any such properties and, even if suitable properties are identified, there can be no assurance that we will have sufficient funds to acquire those properties or that the development of those properties will become viable.

         In short, we may not be able to find suitable sites for development at affordable prices, we may not be able to obtain the required permits and authorizations required to build on the sites that we do identify and we must seek to avoid potential construction risks that are always present on any project.

U.S. West Homes has substantial competition from other builders who also build housing for seniors
------------------------------------------------------------------------------

         The principal competitors of U.S. West Homes are such operations as the Del Webb Company and others who also build housing for seniors. Some of those companies are substantially better capitalized and have far greater experience in building for the senior market. Since U.S. West Homes is a fairly new company and has only completed one senior project, it has a disadvantage when compared to other competitors in the field. U.S. West Homes management does have considerable experience building homes and condominiums but has never built strictly for the senior population before the completion of the Evergreen Manor II project in Los Angeles.

U.S. West Homes common stock is traded in a market that tends to be volatile
----------------------------------------------------------------------------

         U.S. West Homes is listed only on the over-the-counter bulletin board and as such, the trading in its stock tends to be more volatile then in other markets. Also, unless someone wants to buy U.S. West Homes stock, you may not at any given time be able to sell your common stock. This is because the over-the-counter market does not have a specialist who maintains an inventory in the stock of a given company. There must be a willing buyer and a willing seller at any given time in order to make a trade in U.S. West Homes securities.

Over-the-counter securities may not be liquid or easily sold
------------------------------------------------------------

         Sales of a substantial number of shares of common stock in U.S. West Homes at one time may not be possible due to the fact that its stock is only traded on the over-the-counter bulletin board and as explained above, there may not be a buyer for your stock at the time you need to sell it. Also, if you try to sell a substantial number of shares at one time, it could result in a quick reduction in the bid price of the stock reducing the amount of money that you will be able to get for it when you decide to sell it. As a result, you may need to hold onto your shares longer than you had planned before they can be liquidated and then, you may not get what you hoped to get for them.

Being on the over-the-counter bulletin board also reduces U.S. West Homes' ability to raise capital in the public market
---------------------------------------------------------------------------

         Because U.S. West Homes' stock is listed only on the over-the-counter bulletin board, we may have difficulty in raising capital by selling our stock or by selling debentures which are convertible into stock. Because U.S. West Homes is traded only on the over-the-counter bulletin board, investors may not want to buy U.S. West Homes securities when other companies who are also trying to raise money are listed on the NASDAQ or American stock exchanges where their stock has greater liquidity, less volatility and a regulated market environment.

U.S. West Homes' directors and executive officers control the corporation
--------------------------------------------------------------------------

         U.S. West Homes' directors and executive officers and their affiliates including relatives of the directors and executive officers beneficially own approximately 38.4% of our outstanding shares of common stock.

         As a result, these stockholders, acting together, would be able to significantly influence or determine many matters requiring approval by the stockholders of U.S. West Homes, including the election of Directors.

         Our success will depend to a large extent on the executive personnel of U.S. West Homes.

Should U.S. West Homes lose all or a majority of its executives, its business could be substantially impacted in an adverse way if personnel of similar caliber and experience could not be hired.

         The persons who are key to our continued property development are Mervyn A. Phelan, Sr., Chief Executive Officer, Craig H. Brown, President, and the people responsible for seeking new development projects and finding financing for those projects, Richard Greene and Martin Richelli, who are outside consultants to U.S. West Homes. These consultants seek new projects, negotiate the purchase of properties for U.S. West Homes and seek financing for those projects, negotiating the terms of that financing. Both Craig H. Brown and Mervyn A. Phelan, Sr. have written employment agreements which requires their services for the next four years. Likewise, there are written consulting agreements with the above noted consultants for shorter periods of time. None of these persons are scheduled to retire. However, the age of Mervyn Phelan makes it possible that he could retire as soon as 2004. He has given no indication at this juncture that he intends to retire during that year.

The SEC has filed injunctions against our officers, which may negatively effect the public's perception of our company and its operations
--------------------------------------------------------------------------------

         On September 30, 2002, the U.S. Securities and Exchange Commission filed a civil injunctive action in the United States District Court for the District of Utah against various individuals including Mervyn A. Phelan, Sr. and Craig H. Brown charging them with securities fraud in an alleged scheme to manipulate the stock of Freedom Surf, Inc. (now known as Freestar Technologies, Inc.). U.S. West Homes has had no business relationship with Freedom Surf, Inc. U.S. West Homes has never had any ownership position in Freedom Surf, Inc. Mervyn A. Phelan, Sr. and Craig H. Brown were never officers, directors or employees of Freedom Surf, Inc. In January, 2003, these individuals attended a hearing where criminal charges were brought by the United States Attorney in the Southern District of New York relating to these same events charging violation of 18 USC Section 1343 and 1346 and 17 USC, Code of Federal Regulations, Section 240.10b-5. Mervyn A. Phelan, Sr. and Craig H. Brown plead not guilty to such charges. Both Mervyn A. Phelan, Sr. and Craig H. Brown are officers and directors of U.S. West Homes. Both intend to remain as officers and directors of U.S. West Homes as they defend these actions. Although Messrs. Phelan and Brown believe that recent events will not effect the business plans of U.S. West Homes, it is possible that either or both could be convicted of the criminal charges in the United States District Court in the Southern District of New York and/or be enjoined by the United States District Court in the District of Utah, and in either such case, be forced to resign as directors and officers of U.S. West Homes.

U.S. West is under formal investigation by the U.S. Securities and Exchange Commission for possible violations of federal securities laws.
------------------------------------------------------------------------

         The U.S. Securities and Exchange Commission is conducting a formal investigation of U.S. West Homes into various accounting matters into the events that led to our restatement of our financial results for 1999 and our acquisition of certain properties located in Baja, Mexico and the disposition of Senior Care International, S.A. de C.V., the subsidiary which held those properties. We are cooperating with the investigation and have provided documents requested by the SEC, and former and current employees have met with SEC personnel. No formal action has been taken by the SEC against U.S. West as of the date of this prospectus. However, it is possible that the SEC could commence litigation proceedings against U.S. West Homes, its officers, directors, or employees. The potential results of such litigation would be inherently unpredictable. The uncertainty associated with such potential litigation could harm our business and financial condition. In addition, negative developments with respect to the investigation and such potential litigation could cause our stock price to decline. Moreover, although we are unable to determine the amount, if any, that we may be required to pay in connection with the resolution of such litigation, any such payment could harm our financial condition. In addition, such litigation could contain requests for injunctive relief, including an injunction prohibiting any of our officers or directors from continuing as officers or directors of U.S. West Homes.

U.S. West Homes has never issued cash dividends
-----------------------------------------------

         U.S. West Homes has never paid any cash dividends on its common stock and it is unlikely that U.S. West Homes will pay any dividends on its common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

There are restricted shares of U.S. West Homes common stock which could be sold into the market in the future
-------------------------------------------------------------------------------

         The Company has issued shares that are "restricted securities" as that term is defined by Rule 144 of the Securities Act and will become eligible for resale in approximately one year from the date of issue or upon the registration of those shares by a future registration statement.

         Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of us and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of our Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of our Common Stock.

         The following table shows the number of shares in the Company common stock which could come onto the market over the next year which were issued as restricted securities and shows the approximate date by which those shares could be sold:

Approximate          Approximate
date available       number of additional shares
for sale             available for sale
---------------------------------------

June 1, 2003         265,780,000

Dec. 31, 2003        180,000,000

Feb. 1, 2004         240,000,000

U.S. West Homes may not be able to rely upon sales from its furniture division to funds its operations
--------------------------------------------------------------------------------

         Noble Furniture was purchased by U.S. West Homes on April 28, 2000. Since that time, the furniture operations have continued to have gross sales of approximately $5,000,000 per year. All costs to operate the furniture company come from furniture sales or from a credit line which Noble has with outside financing sources. It has never depended upon U.S. West Homes for any costs of operations. Likewise, U.S. West Homes does not depend upon Noble furniture for any monies for its operations. Because over the last two years, sales at Noble have generally been flat and there has been no appreciable profit from that division, U.S. West Homes could not expect to rely upon Noble for any of its operating expenses. Furthermore, it should be noted that unless Noble continues the level of sales which it currently has, it would not be able to support itself and could need additional financing to meet its costs. Presently, other than the current financing sources, Noble furniture has no other source of income.

U.S. West Homes is limited by its geographic concentration in the Southwest, which may impair the company's ability to expand its operations
---------------------------------------------------------------------------

         U.S. West Homes presently is considering only building in the Southwestern United States in Southern California and Nevada. Furthermore, it depends upon building in the Baja California region of Mexico for income on its promissory notes. Should there be a regional recession or depression in business or, more specifically, in the building business, in the geographical area where U.S. West Homes operates, this would severely impact the ability of the company to get loans for its development projects, which would impede the company's ability to build projects, complete them or to sell its completed homes thus severely limiting U.S. West Homes' income stream in the future.

                                 USE OF PROCEEDS

         We are registering 6,174,267 shares for sale by the selling stockholders. We will not receive any proceeds from the sale of the selling stockholders' shares.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offer and sale of 6,174,267 shares of our common stock by the selling stockholders identified below.

         The selling stockholder will determine when he will sell his shares, and in all cases, will sell his shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares sold by the selling stockholders. The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders.

                                             Shares Beneficially Owned Prior to
                                                       Offering
                                             ----------------------------------
                                                                                    Shares       Percentage of
                                                                                  Beneficially       Class
                                                Number of    Number of Share      Owned After     Owned After
Name                                          Shares Owned       Offered          Offering (1)   Offering (1)
---------------------------------------       ------------   ----------------     ------------   -------------
Mervyn A. Phelan, Sr. (2)                     160,000,000(3)    6,174,267         153,825,733      16.8%
---------------------------------------       -----------       ---------
TOTAL                                         160,000,000       6,174,267

(1) Assumes all of the offered shares are sold.
(2) Mervyn A. Phelan is our Chief Executive Officer and the Chairman of our board of directors.
(3) 40,000,000 shares are held by Mervyn A. Phelan, Jr., who is the son of Mervyn A. Phelan, Sr., as Trustee of the Aliso Circle Irrevocable Inter Vivos Trust,. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grandchildren of Mervyn A. Phelan, Sr. Mervyn A. Phelan, Jr. is also the president of Silver Streak Investments with the stock in that company being owned by the Aliso Circle Trust. Both of these entities are the registered owner of a portion of the shares listed as owned by this person.

The selling stockholder obtained his shares of common stock as follows:

         o On January 29, 2003, we issued to Mr. Phelan 120,000,000 shares pursuant to his written employment agreement. An additional 40,000,000 shares were issued to Mr. Phelan for services rendered on April 21, 2003.

                              PLAN OF DISTRIBUTION

         This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us. Selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions:

         *        transactions in the over-the-counter market;

         *        transactions on a stock exchange that lists our common stock;
                  or

         * transactions negotiated between selling stockholders and purchasers, or otherwise.

         Broker-dealers may charge commissions to both selling stockholders selling common stock and purchasers buying shares sold by a selling stockholder. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

         We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares. This reoffer prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to U.S West and the shares, you should consult the registration statement and its exhibits. Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the entities listed above.

                  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

a. Our Amended Annual Report on Form 10-KSB/A, as amended, for the fiscal year ended December 31, 2002, filed on April 22, 2003.

b. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

c. A description of our common stock contained in our Form 10 filed December 23, 1999, including any amendment or report filed for the purpose of updating this description.

Reports filed in calendar year 2002 were filed under our previous name "Senior Care Industries, Inc."

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered, a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing U.S. West Homes, Inc., Report Requests, 410 Broadway, 2nd Floor, Laguna Beach, California 92651.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

a. Our Amended Annual Report on Form 10-KSB/A, as amended, for the fiscal year ended December 31, 2002, filed on April 22, 2003.

b. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

c. A description of our common stock contained in our Form 10 filed December 23, 1999, including any amendment or report filed for the purpose of updating this description.

Reports filed in calendar year 2002 were filed under our previous name "Senior Care Industries, Inc."

You may request a copy of these filings at no cost by writing or telephoning us at the following address: U.S. West Homes, Inc., Report Requests,
410 Broadway, 2nd Floor, Laguna Beach, CA 92651-1830.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.

            In addition, Section 78.138 of the Nevada Revised Statutes and U.S. West's Articles of Incorporation and Bylaws provide that a director or officer of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to any act or failure to act in his capacity as an officer or director unless it is proven that: (a) his act or failure to act constituted a breach of fiduciary duty as a director or officer or (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

            The effect of these provisions may be to eliminate the rights of U.S. West and its stockholders (through stockholders' derivative suit on behalf of U.S. West) to recover monetary damages against a director or officer for certain actions or failures to act except in the situations described in clauses
(a) - (b) of the preceding paragraph.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit  No.       Description
-----------        -----------

Exhibit 2: Articles & Agreement and Plan of Merger [incorporated by reference filed on Form 10KSB on April 17, 2002].

Exhibit 3(i)a: Articles of Incorporation [incorporated by reference filed on Form 10-SB on December 27, 2000].

Exhibit 3(i)b: Amendment to Articles of Incorporation increasing share authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on February 12, 2002].

Exhibit 3(i)c: Certificate of Powers, Designations, Preferences & Rights of Series F Preferred stock [Incorporated by reference filed with Annual Report on Form 10-KSB on April 16, 2002].

Exhibit 3(i)d: Certificate of Powers, Designations, Preferences & Rights of Series G Preferred stock [Incorporated by reference filed with Annual Report on Form 10-KSB on April 16, 2002].

Exhibit 3(i)e: Certificate of Powers, Designations, Preferences & Rights of Series J Preferred stock [Incorporated by reference filed with Annual Report on Form 10-KSB on April 16, 2002].

Exhibit 3(i)f: Certificate of Powers, Designations, Preferences & Rights of Series K Preferred stock [Incorporated by reference filed with Annual Report on Form 10-KSB on April 16, 2002].

Exhibit 3(i)g: Amendment to Articles of Incorporation increasing share authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on June 25, 2002].

Exhibit 3(i)h: Amendment to Articles of Incorporation changing name of the corporation [incorporated by reference filed in Definitive Information Statement on Form 14c on September 13, 2002].

Exhibit 3(i)i: Amendment to Articles of Incorporation increasing share authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on December 26, 2002].

Exhibit 3(i)j: Amendment to Articles of Incorporation increasing share Authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on March 24, 2003].

Exhibit 3(ii): Amended & Restated Bylaws dated January 2, 2003 [incorporated by reference filed in filed in Registration Statement on Form S-8 on February 12, 2003].

Exhibit 4: Description of Common Stock [set forth above in Exhibits 3(i)b and 3(i)j and in the Articles of Incorporation]

Exhibit 5:(i)     Opinion of Weed & Co. LLP re: legality of shares

Exhibit 10(i): Employment Agreement with Craig H. Brown dated December 5, 2002 [incorporated by reference filed in Registration Statement on Form S-8 on January 2, 2003].

Exhibit 10(ii): Employment Agreement with Mervyn A. Phelan, Sr. dated March 12, 2001 [incorporated by reference filed in Annual Report on Form 10-KSB on April 16, 2002].

Exhibit 10(iii): Engagement letter from Spectrum Law Group dated February 10, 2003 [incorporated by reference filed in Registration Statement on Form S-8 on February 12, 2003].

Exhibit 10(iv): Engagement letter from Richard Weed dated March 13, 2003 [incorporated by reference filed in Registration Statement on S-8 on April 22, 2003].

Exhibit 10(v): Consulting agreement with Cruickshank & Associates dated September 20, 2002 [incorporated by reference filed in Registration Statement on Form S-8 on February 12, 2003].

Exhibit 10(vi): Engagement letter from Richard Norton, Esq. dated October 31, 2001 [incorporated by reference filed in Registration Statement on Form S-8 on February 12, 2003].

Exhibit 10(vii): Consulting agreement with Richard Greene dated October 8, 2002 [incorporated by reference filed in Registration Statement on Form S-8 on February 12, 2003].

Exhibit 10(viii): Engagement letter from Randall Waier, Esq. dated January 28,
                  2003 [incorporated by reference filed in Registration Statement on Form S-8 on February 12, 2003].

Exhibit 10(ix): Employment Agreement with Randy Passanissi dated January 2, 2003 [incorporated by reference filed in Registration Statement on S-8 on April 22, 2003].

Exhibit 10(x): Consulting Agreement with Carl Hunking dated April 17, 2003 [incorporated by reference filed in Registration Statement on S-8 on April 22, 2003].

Exhibit 10(xi): Consulting Agreement with Mervyn A. Phelan, Jr. dated April 17, 2003 [incorporated by reference filed in Registration Statement on S-8 on April 22, 2003].

Exhibit 10(xii): Consulting Agreement with Gary Zinn dated February 14, 2003 [incorporated by reference filed in Registration Statement on S-8 on April 22, 2003].

Exhibit 23(i): Consent of Weed & Co. LLP [incorporated in opinion in Exhibit 5(i)].

Exhibit 23(ii):   Consent of McKennon, Wilson & Morgan, LLP.

Exhibit 99: Section 78.7502 of Nevada Revised Statutes [incorporated by reference filed in Registration Statement on S-8 on April 22, 2003].

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on a Form S-3, Form S-8, or Form F-3, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Beach, State of California, on April 29, 2003.

     U.S. West Homes, Inc.

     /s/ Mervyn A. Phelan, Sr.
     -------------------------------
     Chief Executive Officer, Chairman
     of the Board of Directors & Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature                                 Title                       Date
--------------------------------------------------------------------------------

/s/ Mervyn A. Phelan, Sr.            Chief Executive Officer     April 29, 2003
-------------------                  Chairman of the Board
Mervyn A. Phelan, Sr.                of Directors

/s/ Craig H. Brown                   President                   April 29, 2003
-------------------                  Director
Craig H. Brown

/s/ John Semmens                     Chief Financial             April 29, 2003
-------------------                  Officer
John Semmens

/s/ David Edwards                    Member of the Board         April 29, 2003
-------------------
David Edwards

/s/ John Tanner                      Member of the Board         April 29, 2003
-------------------
David Edwards